Exhibit 99.1

Identiv Completes Sale of IoT Assets and Renames Company INVE Technologies, Inc.

Identiv, Inc. Changes its Name to INVE Technologies, Inc.

Go-Forward Strategy to Focus on Building a Physical AI SaaS Business Supported by Expected Strategic Partnership with Trackonomy

Appoints James Greenwell as Interim CEO Effective September 21, 2026

Santa Ana, Calif. — September 15, 2026 — Identiv, Inc. (NASDAQ: INVE) today announced the closing of its previously announced IoT asset sale transaction with Trackonomy Systems, Inc., a pioneer in battery-powered smart labels and a global leader in Physical AI.

Under the terms of the agreement, the legacy Identiv brand name and IoT business assets were sold to Trackonomy. Subsequent to the closing, Identiv, Inc. changed its corporate name to INVE Technologies, Inc.

The Company’s shares continue to trade on the Nasdaq stock exchange under the ticker symbol “INVE”. Going forward, INVE Technologies intends to focus on building a physical AI SaaS business synergistic with Trackonomy’s platform, driven by strategic acquisitions of compliance SaaS companies.

Upon closing, INVE Technologies received $50 million in Trackonomy preferred equity, subject to post-closing adjustment. The two companies continue to work towards an expected definitive strategic partnership to collaborate on software opportunities that leverage Trackonomy’s physical AI platform.

“Bringing this transformational transaction to a successful close marks an important strategic milestone for our company,” said James Ousley, Chairman of the Board. “By transitioning to INVE Technologies, securing Trackonomy preferred equity, and pivoting our business strategy around physical AI, we believe we are creating a clear, scalable growth path going forward. We remain disciplined in our capital allocation strategy and are committed to returning capital and driving long-term value for our stockholders.”

CEO Kirsten Newquist added, “Today marks the beginning of an exciting new chapter in our company’s history. Moving forward as INVE Technologies, our goal is to build a leading physical AI solutions business through targeted SaaS acquisitions, enhanced by the addition of physical AI data through our expected strategic partnership with Trackonomy.”

To lead the company through this strategic pivot into physical AI compliance SaaS, INVE Technologies announced the appointment of James Greenwell as Interim Chief Executive Officer, effective September 21, 2026. Mr. Greenwell brings over 30 years of executive experience leading high-visibility transformations, M&A roll up strategies and execution, and SaaS commercialization across RFID, IoT, and regulated supply chain markets. He previously held executive leadership roles at Spotlite360, Datria Systems, MusclePharm, and DecisionOne.

“We are excited to welcome James to the new INVE Technologies,” added Mr. Ousley. “His proven track record and strong operational background will be an asset in supporting INVE Technologies through this transition as we begin executing our physical AI strategy and evaluate acquisition opportunities.”

As previously disclosed, Kirsten Newquist will resign as CEO. Her resignation will be effective on September 21, 2026. She will remain an employee through the end of September 2026 and will resign from the INVE Technologies Board effective September 30, 2026.

“On behalf of the Board, we would like to thank Kirsten for dedicated leadership and contributions to Identiv, including bringing this transaction to a successful close,” said Mr. Ousley. “We wish her all the best in her next chapter.”

Raymond James & Associates, Inc. served as financial advisor and Pillsbury Winthrop Shaw Pittman LLP served as legal counsel to Identiv.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of management and can be identified by words such as “anticipate,” “believe,” “continue,” “plan,” “will,” “intend,” “expect,” and similar references to the future. Any statement that is not a historical fact, including statements regarding our belief that we are creating a clear, scalable growth path; our beliefs regarding return of capital and creation of stockholder value; our strategy, opportunities, focus and goals; the expected benefits of the transaction; the potential benefits of our ownership of Trackonomy’s preferred stock, if any; the anticipated strategic partnership with Trackonomy, including the parties’ ability to enter into a definitive agreement with respect thereto, the terms thereof, and the expected benefits; our beliefs regarding our post-closing go-forward business model, acquisition strategy and ability to identify, complete and integrate acquisitions, on a timely basis or at all; our beliefs regarding our interim leadership; and the timing, amount and execution of any stock repurchases, dividends and/or return of capital, is a forward-looking statement. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the parties’ ability to negotiate and enter into a definitive agreement contemplated by the strategic partnership framework agreement and the terms thereof; our ability to achieve the intended benefits of the definitive strategic partnership agreement once executed; risks related to the value that may be realized from Identiv’s equity interest in Trackonomy, if any; the final amount of Trackonomy preferred stock following post-closing adjustments; Trackonomy’s ability to integrate the acquired assets and realize anticipated synergies, cost efficiencies and other expected benefits; our ability to identify, complete and integrate acquisition opportunities, including delays, or at all; litigation relating to the transaction and the effects of any outcome related thereto; costs, fees or expenses resulting from the transaction; changes to the amount of cash transferred by us pursuant to the transaction agreement; the ability of the expected strategic partnership, related software opportunities or future value-creating opportunities to achieve anticipated benefits; our ability to execute our post-closing go-forward business strategy and the success thereof; risks related to the growth of the markets we intend to enter; our ability to remain listed on Nasdaq; risks related to or changes in the timing, amount and execution of any return of capital; and the other factors discussed in our periodic reports, including our Annual Report on Form 10-K for the year ended December 31, 2025, as amended, Quarterly Report on Form 10-Q for the Quarter ended June 30, 2026, and subsequent reports filed with the SEC. All forward-looking statements are based on information available to us as of the date hereof and we undertake no obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INVE Technologies Investor Relations Contact:

IR@invetechnologies.com